Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCC - Q2 2011 Optical Cable Corp Earnings Conference Call

Event Date/Time: Jun 14, 2011 / 10:00AM ET

CORPORATE PARTICIPANTS

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin

Optical Cable Corp - Chairman, President & CEO

Tracy Smith

Optical Cable Corp - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Scott Hodgson

MSI Funds - Analyst

PRESENTATION

Operator

Good morning. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to the Optical Cable Corporation second quarter 2011 earnings conference call. All lines have been placed on mute to prevent any back-ground noise. After the speakers’ remarks there will be a question and answer session. (Operator Instructions) Thank you. Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Melissa. Good morning and thank you all for participating in Optical Cable Corporation’s second quarter of fiscal year 2011 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President, and Chief Executive Officer of OCC. Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the content of the internet webcast on occfiber.com as well as today’s call. Now I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corp - Chairman, President & CEO

Thank you, Andrew. Good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer. I’d like to begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2011 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can. I would like to note that during the Q&A session, as we normally do, we will only take questions from analysts and institutional investors. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—just as we did for today’s call.

During the first half of fiscal 2011, we significantly improved our performance over the first half of 2010 as demand for our comprehensive suite of products drove sales growth in the U.S. and internationally. At the same time we grew net sales 15.3% and gross profit 26.4%, we also controlled our costs during the first half of fiscal 2011—with SG&A expenses dropping 1.5%.

We further strengthened OCC’s financial position during the first half of fiscal year 2011 by achieving positive cash flow from operations, paying down indebtedness, and refinancing our long-term debt—extending the maturity date until April 2018 and lowering our fixed interest rate at the same time.

As we move into the second half of the year, we intend to build on our positive momentum to grow sales, and use our demonstrated operating leverage to further improve bottom line results.

We have a number of initiatives underway that we believe will enable us to grow sales and earnings during the second half of fiscal year 2011, despite the current lackluster economic outlook. Furthermore, we look forward to providing further tangible returns to shareholders in the form of our quarterly dividend.

I would like to conclude my opening remarks by saying that we believe OCC’s shares represent a strong long-term value proposition for investors. OCC is strategically well-positioned in its markets; enjoys a strong, clean balance sheet; and has a business model with growth opportunities and significant operating leverage—facts that we do not believe are appropriately reflected in our current share price.

And now, I will turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our second quarter of fiscal year 2011 financial results.

Tracy Smith - Optical Cable Corp - SVP & CFO

Thanks, Neil. Consolidated net sales for the second quarter of fiscal year 2011 increased 12.6% to $17.2 million compared to net sales of $15.3 million for the same period last year. Net sales to customers located in the United States increased 14.6% and net sales to customers located outside of the United States increased 6.2% in the second quarter of fiscal year 2011 compared to the same period last year.

Consolidated net sales for the first half of fiscal year 2011 increased 15.3% to $34.9 million compared to net sales of $30.3 million for the same period last year. The increase in net sales during the first half of fiscal year 2011 when compared to the same period last year was attributable to increases in both our commercial and specialty markets. Net sales to customers located in the United States increased 17.9% in the first half of fiscal year 2011 compared to the same period last year, and net sales to customers located outside of the United States increased 8.3%.

Gross profit increased 38.7% to $5.9 million in the second quarter of fiscal year 2011 compared to $4.3 million for the second quarter of fiscal year 2010. Gross profit margin, or gross profit as a percentage of net sales, increased to 34.6% in the second quarter of fiscal year 2011 from 28.1% in the second quarter of fiscal year 2010. Gross profit increased 26.4% to $12.4 million in the first half of fiscal year 2011 compared to $9.8 million for the same period last year. Gross profit margin increased to 35.4% in the first half of fiscal year 2011 from 32.3% for the same period in fiscal 2010. Our gross profit margins for our product lines tend to be higher when we achieve a higher net sales level of those product lines, as we did during the three-month and six-month periods ended April 30, 2011, as certain fixed manufacturing costs are spread over higher sales volume.

While consolidated net sales and gross profit increased during the second quarter of fiscal 2011, SG&A expenses decreased 1.8% compared to the second quarter of fiscal 2010. SG&A expenses as a percentage of net sales were 35.4% in the second quarter of fiscal year 2011 compared to 40.6% in the second quarter of fiscal 2010. Likewise, while consolidated net sales and gross profit increased during the first half of fiscal 2011, SG&A expenses decreased 1.5% compared to the same period last year. SG&A expenses as a percentage of net sales were 34.6% for the six months ended April 30, 2011 compared to 40.4% for the same period in 2010.

For the second quarter of fiscal year 2011, we reported a net loss attributable to OCC of $90,000 or $0.02 per basic and diluted share, compared to a net loss attributable to OCC of $7.5 million, or $1.27 per basic and diluted share, for the second quarter of fiscal year 2010. For the first half of fiscal year 2011, we reported net income attributable to OCC of $312,000 or $0.05 per basic and diluted share compared to a net loss attributable to OCC of $7.8 million, or $1.32 per share, for the same period last year.

The impairment charge of $6.2 million to write-off goodwill associated with the AOS acquisition significantly impacted our results for the second quarter and first half of fiscal year 2010. However, our pretax results for both the second quarter and the first half of fiscal year 2011 would have still compared favorably to the comparable periods last year excluding the goodwill impairment charge.

During the second quarter of fiscal 2011, we refinanced our long-term debt in order to extend the maturity date and reduce the fixed interest rate. With a zero balance on our revolving credit facility, we have $6 million in available credit. With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corp - Chairman, President & CEO

Thank you, Tracy. And now, we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Dan Gager of MSI Funds.

Scott Hodgson - MSI Funds - Analyst

This is Scott Hodgson for Dan. Quick question, noticed your quarters ending July and October of last year were your strongest quarters. Is there seasonality in your business or did that have to do more with the cycle? If you could just answer that, I’d appreciate it.

Neil Wilkin - Optical Cable Corp - Chairman, President & CEO

Sure. Generally, there is seasonality in our business. We have seen it — we’ve seen the seasonality factor not affect or be inconsistent in certain years when we have been in the recession or when we’ve been in periods of severe economic downturn, but generally the first half of the year on average, if you take out those outlying years, those 2 or 3 outlying years, tends to be about 45% of our business. And the second half of the year tends to be about 55% of our business.

Scott Hodgson - MSI Funds - Analyst

Okay. That’s all I have. Thank you. Good luck.

Neil Wilkin - Optical Cable Corp - Chairman, President & CEO

Thank you.

Operator

(Operator Instructions) At this time there are no further questions. I will turn the floor back to Neil Wilkin for closing remarks.

Neil Wilkin - Optical Cable Corp - Chairman, President & CEO

Andrew, were there any questions from individual investors submitted?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Unfortunately, Neil, there were no questions submitted by individual investors this quarter.

Neil Wilkin - Optical Cable Corp - Chairman, President & CEO

Okay. Well then, I’d like to thank everyone for joining us on the call today. As always, we appreciate your time, your questions, and your interest in Optical Cable Corporation.

Operator

Thank you for participating in today’s conference call. You may now disconnect.